UNPAID TAXES HOLDBACK AGREEMENT

        THIS AGREEMENT is made and entered into effective this 17th day of November, 2003, between and among XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation ("XMLG"), XML GLOBAL RESEARCH, INC., a British Columbia corporation ("XMLR" and together with XMLG, "XML") and XENOS GROUP INC., an Ontario corporation ("Xenos").

RECITALS

        A.        Effective August 21, 2003, XML and Xenos entered into a Purchase and Sale Agreement (the "Purchase Agreement"), pursuant to which XML agreed to sell to Xenos substantially all of their business assets.

        B.        XML has received notice that a certificate (Federal Certificate Number ITA-5264-03) (the "Certificate") has been registered against the assets of XMLR (the "Assets") for an alleged tax debt in the amount C$124,630 and in addition a charge (the "Charge") has been registered as #311345B under the Personal Property Registry (B.C.) against XMLR in favour of Her Majesty the Queen (collectively the "Tax Amount"). For the purposes hereof the tax amounts shall be adjusted, as appropriate, to include interest, penalties and any other amounts that may be assessed by the Agency (as hereinafter defined).

        C.        Under section 2.6 of the Purchase Agreement, an aggregate of 1,000,000 of Xenos common shares, representing a portion of the Purchase Price to be paid by Xenos to XML under the Purchase Agreement, are to be held by Borden Ladner Gervais LLP as escrow agent ("Escrow Agent") under an escrow agreement (the "Escrow Agreement"), to be released after the expiration of 12 months from the Closing Date of the Purchase Agreement.

        D.        The parties desire to enter into this Agreement to implement the Purchase Agreement in anticipation of the Closing of the Purchase Agreement.

        E.        Capitalized but undefined terms used in this Agreement shall have the meaning attributed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the parties agree as follows:

1.         During the term of this Agreement, if either Xenos or XML receives any notice from the Canada Customs and Revenue Agency or any other governmental entity (the "Agency") related to the Certificate or the Assets, then the party that receives such notice shall promptly send a copy of such notice to the other party. All notices under this Agreement shall be given in accordance with Section 7.2 of the Purchase Agreement, except that all notices to XML shall be addressed to XML at the following address: c/o of MCSI, Suite 880-609 Granville Street, PO Box 10321, Pacific Centre, Vancouver, BC, V7Y 1G5, Canada; fax: 604.685.6940.

2.        (a)        If either party receives notice that the Agency has initiated any procedure to seize the Assets or any action or proceeding that threatens Xenos' ownership or use of the Assets, then XML shall within 10 business days of receipt of the notice either (i) pay the Tax Amount (or such lesser amount that the Agency accepts) and obtain a discharge of the Certificate and Charge and release of any interest in the Assets by the Agency or (ii) obtain an order to stay the action while XML continues to dispute the alleged tax debt.

           (b)        If XML fails to stop the action adversely affecting the Assets by taking one of the actions contemplated in paragraph 2(a), then Xenos shall be entitled to pay the Tax Amount (or such lesser amount that the Agency accepts) to obtain a discharge of the Certificate and Charge and release of the interest by the Agency. Xenos shall then send a notice to the Escrow Agent (the "Release Notice") (with a copy to XML) that details the amount paid to the Agency and the date on which such payment was made and which instructs the Escrow Agent to release to Xenos a certificate representing that number of shares of Xenos common stock which are required (subject to paragraph 2(c)) to be sold in the open market in an orderly fashion to guarantee sufficient net proceeds of sale to reimburse Xenos fully for the Tax Amount actually paid by it to the Agency pursuant to this section plus all costs, expenses and charges incurred by Xenos relating to the sale of such shares, including interest at the rate of 1% per month on the aggregate of all such amounts so paid or incurred by Xenos until reimbursement in full (the "Reimbursed Amount"). The Escrow Agent shall then release the appropriate number of shares to Xenos in accordance with the Release Notice and this Agreement.

           (c)        Notwithstanding anything herein contained the number of shares which Xenos is entitled to receive pursuant to the Release Notice shall not exceed that number which is equal to the Reimbursed Amount divided by C$3.50. XML shall at all times be entitled to elect to pay to Xenos all or any part of the Reimbursed Amount and the number of Xenos shares that Xenos shall be entitled to receive from the Escrow Agent pursuant to the Release Notice shall be reduced accordingly.

3.        If the Certificate and Charge has not been discharged and the Agency has not released its interest in the Assets before the Release Date (as defined in the Escrow Agreement) then Xenos shall be entitled to pay the tax amount (or such lesser amount that the Agency accepts) to obtain a discharge of the Certificate and Charge and release of the interest by the Agency in the same manner as provided in paragraph 2(b) and the provisions of paragraphs 2(b) and (c) shall be equally applicable in such event. Any Xenos shares released by the Escrow Agent to Xenos under the Release Notice and not required to be liquidated to satisfy the Reimbursed Amount shall be returned by Xenos to the Escrow Agent for the benefit of XML and the Escrow Agent shall forthwith release to the order of XML certificates representing all remaining shares of Xenos held pursuant to the Escrow Agreement.

4.        XML acknowledges and agrees that any Escrowed Shares disposed of by Xenos pursuant to the provisions of paragraphs 2 or 3 of this Agreement shall no longer be included in the number of Xenos shares entitled to the Price Guarantee contained in section 2.5 of the Purchase Agreement and the said section is hereby deemed to be amended accordingly.

5.        This Agreement shall terminate, and all obligations of XML with respect to the Certificate and the Assets shall cease, on the earlier of the date that the Certificate is discharged and the Agency releases any interest in the Assets and the date that shares of Xenos common stock are released from escrow to Xenos in accordance with either paragraph 2 or 3 of this Agreement.

6.        It is the intent of the parties that this Agreement implement the provisions of the Purchase Agreement and the Escrow Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement, on the one hand, or the Purchase Agreement or the Escrow Agreement, on the other, the provisions of this Agreement shall control in each instance.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

XML - GLOBAL TECHNOLOGIES, INC.
By:__________________________________
Its:__________________________________

XML GLOBAL RESEARCH, INC.
By:__________________________________
Its:__________________________________

XENOS GROUP INC.
By:__________________________________
Its:__________________________________

Approved and Accepted

BORDEN LADNER GERVAIS LLP
By:_____________________________
Partner